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EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of IMC Global Inc. that is attached as Appendix C to Amendment No. 4 to the Registration Statement (Form S-4) and related Prospectus of IMC Global Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report, dated January 30, 2004, except for Notes 17 and 19, as to which the date is March 1, 2004, with respect to the consolidated financial statements, as amended, of IMC Global Inc. included in its Annual Report Form 10-K/A for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                      /s/ ERNST & YOUNG LLP

Chicago, Illinois
September 15, 2004

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  EXHIBIT 23.3